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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Shareholders
Linens 'n Things, Inc.:

     We consent to the use of our report dated January 30, 2002, with respect to the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2001, incorporated by reference herein, and to the reference to our firm under the heading "Independent Public Accountants" in the prospectus.

                                          KPMG LLP

New York, New York
June 17, 2002